Exhibit 10.1

Intermec, Inc.

2008 Long-Term Performance Share Program

(as amended March 23, 2012)

Name of Program	The program will be called the Intermec, Inc. 2008 Long-Term Performance Share Program (the “Program”), and will be considered a “sub-plan” under the 2008 Omnibus Incentive Plan, as amended from time to time (the “Plan”).

Purpose

The primary purposes of the Program are to:

•    Reward officers and key employees for the overall success of Intermec, Inc. (the “Company”) as reflected through the Company’s financial performance, stock price or earnings; and

•    Provide a competitive long-term incentive program.

Effective Date	The original effective date of the Program is May 23, 2008. The Program will remain in effect until the earlier of (i) the Plan’s expiration or termination of the Plan by the Board or the Compensation Committee of the Board (the “Committee”) or (ii) termination of the Program by the Committee.

Award and Performance Periods	Each award period under the Program is three years, with the first award period running from January 1, 2008 to December 31, 2010. The Committee shall have the discretion to establish performance periods and measurement periods within an award period for purposes of establishing periods over which performance in an award period is to extend or be measured.

Grant Frequency	A new award period will begin annually on each January 1, which will create overlapping award periods.

Size of Awards	Target awards will be established for each participant, denominated in shares (“PSUs”). Target award levels will be approved annually by the Committee.

Program Structure	Participants can earn from 0 percent to up to 200 percent of their target shares based on Company financial performance (“Earned PSUs”).

Performance Measure(s)	For each award or performance period, as applicable, the Committee shall select performance measures from those set forth in Section 15 of the Plan. The Committee may choose to include or exclude any of the events set forth in Section 15 of the Plan in the evaluation of performance for such period.

Form and Timing of Payout

Following completion of an award or performance period, as applicable, (i) the number of Earned PSUs shall be determined and such Earned PSUs shall be paid out in shares of the Company’s common stock equal to the number of Earned PSUs or (ii) alternatively, the right to receive shares with respect to Earned PSUs shall remain subject to additional performance or time conditions that apply during the remainder of the award period (shares subject to such contingent rights are referred to in the Program as “RSUs”). The Committee shall determine at or prior to the grant of PSUs whether the number of Earned PSUs shall be subject to additional performance or time conditions during an award period.

Except as otherwise provided in the Program, any shares issuable under the Program shall be paid to participants no later than 2 1/2 months after an award or performance period, as applicable, has ended.

Dividends	Dividends, if any, declared during an award period will be converted, (i) with respect to PSUs, into additional PSUs, based on a participant’s target award, or (ii) with respect to RSUs, into additional RSUs with respect to the total number of units held by a participant.

Certain Terminations of Employment	In the event of a participant’s termination as a result of death or disability prior to the end of the award or performance period, as applicable, the former employee (or beneficiary) will be entitled to receive a payout of Earned PSUs on the same basis as other participants, provided that (1) such amount shall be prorated for the number of full months worked during the award or performance period, as applicable, as a percentage of the total number of full months in the award or performance period and (2) with respect to RSUs, payout shall be made within 2 1/2 months after the later of the termination or the certification by the Committee of payouts for the award period, notwithstanding the requirement applicable generally that no payout is due unless the participant remains employed until the end of the award or performance period, as applicable.

Any such Earned PSUs will be paid in shares of common stock.

For purposes of the foregoing, “disability” has the definition set forth in the Plan.

Amounts paid on account of death will be paid to a beneficiary designated by the participant. If no beneficiary has been designated, amounts will be paid to the participant’s estate.

Notwithstanding the foregoing and any other provision in the

Program, awards shall be paid in shares of common stock to (or with respect to) the participant no later than 2 1/2 months following the end of the year in which such awards are no longer subject to a substantial risk of forfeiture within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

Other Terminations of Employment	In the event of a termination of employment prior to the end of a an award or performance period, as applicable, and not in connection with disability or death, as discussed above, the participant will forfeit any right to any payout for all award periods in progress under the Program.

Tax Withholding	The Company has the right to deduct any taxes or statutory deductions required by law to be withheld from all payments under the Program.

Change in Capitalization	Any change in capitalization which results in a material change in the value of the Company’s common stock (e.g., special dividend, spin-off) will result in an adjustment in the number of shares earned at target and the number of shares subject to RSUs to reflect the recapitalization. While individual recapitalization “events” will be assessed by the Committee on a case-by-case basis, the overriding objective will be to avoid rewarding or penalizing participants specifically as a function of the event.

Change of Control	The effect of a Change of Control on outstanding PSUs and RSUs shall be governed by the terms of the Company’s change of control policy applicable to the participant, which policy is either the Executive Change of Control Policy for the Plan or the Standard Change of Control Policy for the Plan, both of which were effective January 7, 2009. For purposes of the foregoing, “Change of Control” has the definition set forth in the change of control policy applicable to the participant.

Recovery Policy	Awards granted under the Program shall be subject to the Company’s Policy for Recovery of Incentive Compensation and any other clawback or recovery policy adopted by the Company, in accordance with the terms of the Plan.

Accounting Considerations	The employer must recognize an expense for compensation over the award period. An estimated expense is accrued by amortizing the initial value of the awards and any subsequent appreciation over the award period based upon preestablished goals. The approach to expensing may change.

Tax Considerations	The Company will receive a tax deduction in the year in which the actual payout is determinable. The employee must report taxable income in the year the award is paid.

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